FOR IMMEDIATE RELEASE
Contact:          Kevin M. McCarthy
                  President and Chief Executive Officer
                  Telephone: (401) 847-3696

                         NEWPORT BANCORP, INC. COMPLETES
                         FIRST STOCK REPURCHASE PROGRAM

Newport, Rhode Island, January 30, 2008. Newport Bancorp, Inc. (the "Company") (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank, announced today that it has completed its first stock repurchase program. The Company acquired 243,917 shares, or 5%, of the Company's outstanding common stock at an average purchase price of approximately $12.35 per share.

Newport Bancorp, Inc. is the parent company of Newport Federal Savings Bank, a community-oriented financial institution operating five full-service branch locations in Rhode Island. Newport Federal Savings Bank offers a broad array of retail and commercial lending and deposit services.

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact Newport Federal Savings Bank's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Newport Federal Savings Bank's operations, pricing, products and services.